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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM 8-K


(X) CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        July 29, 1996
                                                -------------------------------


                         AMERICAN TELECASTING, INC.
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           (Exact name of registrant as specified in its charter)



                             Delaware                                       0-23008                        54-1486988
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(State or other jurisdiction of incorporation or organization)      (Commission File Number)   (I.R.S. Employer Identification No.)

5575 Tech Center Drive, Colorado Springs, CO                    80919
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  (Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:        (719) 260 - 5533
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Item 5.          Other Events

         On July 29, 1996, American Telecasting, Inc. ("ATI") and CS Wireless Systems, Inc. ("CS") executed a non-binding letter of intent (the "Letter of Intent") to exchange certain wireless cable assets. Pursuant to the Letter of Intent, ATI will exchange all of its wireless cable assets in Louisville, Kentucky; Little Rock, Arkansas; Oklahoma City, Oklahoma; and Wichita, Kansas (the "ATI Systems") for all of CS's wireless cable assets in Minneapolis, Minnesota and Stockton, Modesto, and Bakersfield, California (the "CS Markets"), plus cash totaling approximately $5.5 million.

         The ATI Systems currently serve approximately 28,000 customers in service areas consisting of approximately 1.3 million households. The CS Markets currently serve approximately 13,500 subscribers in service areas consisting of approximately 1.5 million households. In addition, ATI will transfer the BTA (basic trading area) license for the Wichita market to CS and CS will cause to be transferred to ATI the BTA licenses for Minneapolis, Stockton, Modesto and Bakersfield.

         The transaction is subject to execution of a definitive agreement and to certain contingencies, such as FCC approvals, the satisfactory completion of due diligence, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and other customary conditions to closing, which may or may not be satisfied. There can be no assurance that a definitive agreement will be reached or that the transaction will be consummated.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            AMERICAN TELECASTING, INC.


                                            By: /s/  David K. Sentman
                                                -----------------------
                                                David K. Sentman
                                                Sr. Vice President and
                                                Chief Financial Officer



Dated:  July 30, 1996